AMENDMENT NO. 1
	TO
	RIGHTS AGREEMENT


This AMENDMENT NO. 1 (this "Amendment") to the Rights Agreement (the "Rights Agreement") dated as of July 11, 1997 between INSO Corporation, a Delaware corporation (the "Company"), and State Street Bank & Trust Company, as Rights Agent (the "Rights Agent"), is entered into as of the 27th day of October, 1999. Capitalized terms not otherwise defined herein shall have the respective meanings given to them in the Rights Agreement.


	RECITALS

WHEREAS, the Board of Directors has determined that it is in the best interests of the Company to amend the Rights
Agreement as set forth herein.

WHEREAS, the Company has requested that the Rights
Agreement be amended in accordance with Section 27 of the Rights
Agreement, as set forth herein, and the Rights Agent is willing to amend the Rights Agreement as set forth herein.


	AGREEMENT

NOW, THEREFORE, the parties, intending to be legally bound, hereby agree as follows:

1.	Section 1(i) of the Rights Agreement is hereby deleted in
its entirety and replaced  with the following:

"(i)	Intentionally omitted."

2.	Section 1(q) of the Rights Agreement is hereby deleted in
its entirety and replaced  with the following:

"(q)	Intentionally omitted."

3.	The penultimate sentence of Section 3(a) of the Rights
Agreement is hereby amended and restated to read in its entirety as follows:


"In the event that an adjustment in the number of Rights per share of Common Stock has been made pursuant to Sections 11(i) or 11(p) hereof, at the time of distribution of the Right Certificates, the Company shall make the necessary and appropriate rounding adjustments (in accordance with Section 14(a) hereof) so that Rights
Certificates representing only whole numbers of Rights are distributed and cash is paid in lieu of any fractional
Rights."

4.	Section 4(b) of the Rights Agreement is hereby amended and
restated to read in its entirety as follows:

"(b)	Any Rights Certificate issued pursuant to Section
3, Section 11(i) or Section 22 hereof that represents
Rights beneficially owned by persons known to be: (i) an Acquiring Person or an Associate or Affiliate of an Acquiring Person, (ii) a transferee of an Acquiring Person
(or of any such Associate or Affiliate) who becomes a transferee after the Acquiring Person becomes such, or
(iii) a transferee of an Acquiring Person (or of any such Associate or Affiliate) who becomes a transferee prior to or concurrently with the Acquiring Person becoming such and receives such Rights pursuant to either (A) a transfer
(whether or not for consideration) from the Acquiring
Person to holders of equity interests in such Acquiring
Person or to any Person with whom such Acquiring Person has any continuing agreement, arrangement or understanding regarding the transferred Rights or (B) a transfer which the Board of Directors of the Company has determined is part of a plan, arrangement or understanding that has as a primary purpose or effect avoidance of Section 7(e) hereof, and any Rights Certificate issued pursuant to Section 6 or
Section 11 hereof upon transfer, exchange, replacement or adjustment of any other Rights Certificate referred to in this sentence, shall contain (to the extent feasible) the following legend:

The Rights represented by this Rights Certificate are or were beneficially owned by a Person who was or became an Acquiring Person or an Affiliate or Associate of an Acquiring Person (as such terms are defined in the Rights Agreement). Accordingly, this Rights Certificate and the Rights represented hereby may become null and void in the circumstances specified in Section 7(e) of such Agreement."

5.	Section 7(a) of the Rights Agreement is hereby amended and
restated to read in its entirety as follows:


"(a)	Subject to Section 7(e) hereof, the registered
holder of any Rights Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein including, without limitation, the restrictions on exercisability set forth in Section 9(c), Section
11(a)(iii) and Section 23(a) hereof) in whole or in part at any time after the Distribution Date upon surrender of the Rights Certificate, with the form of election to purchase and the certificate on the reverse side thereof duly executed, to the Rights Agent at the office of the Rights
Agent designated for such purpose, together with payment of the aggregate Purchase Price with respect to the total number of one one-thousandths of a share (or other shares, securities, cash or other assets, as the case may be) as to which such surrendered Rights are then exercisable, at or prior to the earliest of (i) the Final Expiration Date,
(ii) the time at which the Rights are redeemed as provided in Section 23 hereof (the "Redemption Date") or (iii) the time at which such Rights are exchanged as provided in
Section 24 hereof (the earliest of (i), (ii) and (iii) being herein referred to as the "Expiration Date")."

6.	Section 11(a)(ii) of the Rights Agreement is hereby amended
and restated to read in its entirety as follows:

"(ii)	Subject to Section 24 of this Agreement, in
the event that any Person, alone or together with its Affiliates or Associates, becomes an Acquiring Person, then, promptly following the first occurrence of such event, proper provision shall be made so that each holder of a Right (except as provided below and in Section 7(e) hereof) shall thereafter have the right to receive (subject to the last sentence of Section 23(a)), upon exercise thereof at the then current Purchase Price in accordance with the terms of this Agreement, in lieu of a number of one one-thousandths of a share of Preferred Stock, such number of shares of Common Stock of the Company that equals the result obtained by (x) multiplying the then current
Purchase Price by the then number of one one-thousandths of a share of Preferred Stock for which a Right was exercisable immediately prior to the first occurrence of a
Section 11(a)(ii) Event, and (y) dividing that product
(which, following such first occurrence, shall thereafter be referred to as the "Purchase Price" for each Right and for all purposes of this Agreement) by 50% of the current market price (determined pursuant to Section 11(d) hereof) per share of Common Stock on the date of such first occurrence (such number of shares, the "Adjustment
Shares")."

7.	Section 11(f) of the Rights Agreement is hereby amended and
restated to read in its entirety as follows:


"(f)	If as a result of an adjustment made pursuant to
Section 11(a)(ii) or Section 13(a) hereof, the holder of any Right thereafter exercised shall become entitled to receive any securities other than Preferred Stock, thereafter the number of such other securities so receivable upon exercise of any Right and the Purchase
Price thereof shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Preferred
Stock contained in Sections 11(a), (b), (c), (e), (g), (h),
(i), (j), (k) and (m), and the provisions of Sections 7, 9,
10, 13 and 14 hereof with respect to the Preferred Stock shall apply on like terms to any such other securities;
provided, however, that the Company shall not be liable for its inability to reserve and keep available for issuance upon exercise of the Rights pursuant to Section 11(a)(ii) a number of shares of Common Stock greater than the number then authorized by the Company's certificate of incorporation but not outstanding or reserved for other purposes."

8.	Section 13(a) of the Rights Agreement is hereby amended and
restated to read in its entirety as follows:


"(a)	In the event that, at any time after a Person has
become an Acquiring Person, (x) the Company shall consolidate with, or merge with and into, any other Person
(other than a Subsidiary of the Company in a transaction that complies with Section 11(o) hereof), and the Company shall not be the continuing or surviving corporation of such consolidation or merger, (y) any Person (other than a Subsidiary of the Company in a transaction that complies with Section 11(o) hereof) shall consolidate with, or merge with or into, the Company, and the Company shall be the continuing or surviving corporation of such consolidation or merger and, in connection with such consolidation or merger, all or part of the outstanding shares of Common
Stock shall be changed into or exchanged for stock or other securities of any other Person or cash or any other property (other than a merger or consolidation in which the shares of Common Stock of the Company outstanding immediately prior to such merger or consolidation are changed into or exchanged for shares of common stock representing more than 75% of the voting power of such other Person), or (z) the Company shall sell or otherwise transfer (or one or more of its Subsidiaries shall sell or otherwise transfer), in one transaction or a series of related transactions, assets or earning power aggregating more than 50% of the assets or earning power of the Company and its Subsidiaries (taken as a whole) to any Person or Persons (other than the Company or any Subsidiary of the Company in one or more transactions each of which complies with Section 11(o) hereof), then, and in each such case, proper provision shall be made so that: (i) each holder of a Right, except as provided in Section 7(e) hereof, shall thereafter have the right to receive, upon the exercise thereof at the then current Purchase Price in accordance with the terms of this Agreement, such number of validly authorized and issued, fully paid, non-assessable and freely tradeable shares of Common Stock of the Principal
Party (as such term is hereinafter defined), not subject to any liens, encumbrances, rights of first refusal or other adverse claims, as shall be equal to the result obtained by
(1) multiplying the then current Purchase Price by the number of one one-thousandths of a share of Preferred Stock for which a Right is exercisable immediately prior to the first occurrence of a Section 13 Event (or, if a Section
11(a)(ii) Event has occurred prior to the first occurrence of a Section 13 Event, multiplying the number of such one one-thousandths of a share for which a Right was exercisable immediately prior to the first occurrence of a
Section 11(a)(ii) Event by the Purchase Price in effect immediately prior to such first occurrence), and (2) dividing that product (which, following the first occurrence of a Section 13 Event, shall be referred to as the "Purchase Price" for each Right and for all purposes of this Agreement) by 50% of the current market price
(determined pursuant to Section 11(d)(i) hereof) per share of the Common Stock of such Principal Party on the date of consummation of such Section 13 Event; (ii) such Principal
Party shall thereafter be liable for, and shall assume, by virtue of such Section 13 Event, all the obligations and duties of the Company pursuant to this Agreement; (iii) the term "Company" shall thereafter be deemed to refer to such Principal Party, it being specifically intended that the provisions of Section 11 hereof shall apply only to such Principal Party following the first occurrence of a Section
13 Event; (iv) such Principal Party shall take such steps
(including, but not limited to, the reservation of a sufficient number of shares of its Common Stock) in connection with the consummation of any such transaction as may be necessary to assure that the provisions hereof shall thereafter be applicable, as nearly as reasonably may be, in relation to its shares of Common Stock thereafter deliverable upon the exercise of the Rights; and (v) the provisions of Section 11(a)(ii) hereof shall be of no effect following the first occurrence of any Section 13
Event."

9.	Section 13(d) of the Rights Agreement is hereby deleted in
its entirety.

10.	Section 22 of the Rights Agreement is hereby amended and
restated to add the following sentence at the end thereof:

"In addition, in connection with the issuance or sale of shares of Common Stock following the Distribution Date and prior to the redemption or expiration of the Rights, the Company (a) shall, with respect to shares of Common Stock so issued or sold pursuant to the exercise of stock options or under any employee plan or arrangement, or upon the exercise, conversion or exchange of securities issued by the Company prior to the Distribution Date, and (b) may, in any other case, if deemed necessary or appropriate by the Board of Directors of the Company, issue Rights
Certificates representing the appropriate number of Rights in connection with such issuance or sale; provided, however, that (i) no such Rights Certificate shall be issued if, and to the extent that, the Company shall be advised by counsel that such issuance would create a significant risk of material adverse tax consequences to the Company or the Person to whom such Rights Certificate would be issued, and (ii) no such Rights Certificate shall be issued if, and to the extent that, appropriate adjustment shall otherwise have been made in lieu of the issuance thereof."


11.	Section 23(a) of the Rights Agreement is hereby amended and
restated to read in its entirety as follows:

"(a)	The Board of Directors of the Company may, at its
option, at any time prior to the earlier of (i) the Distribution Date or (ii) the Final Expiration Date, redeem all but not less than all the then outstanding Rights at a redemption price of $.01 per Right, as such amount may be appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after the date hereof (such redemption price being hereinafter referred to as the "Redemption Price"). The redemption of the Rights by the Board may be made effective at such time, on such basis and with such conditions as the Board of Directors in its sole discretion may establish. The Company may, at its option, pay the Redemption Price in cash, shares of Common
Stock (based on the "current market price," as defined in Section 11(d)(i) hereof, of the Common Stock at the time of redemption) or any other form of consideration, or any combination of any of the foregoing, deemed appropriate by the Board of Directors of the Company. Notwithstanding anything contained in this Agreement to the contrary, the Rights shall not be exercisable after the first occurrence of a Section 11(a)(ii) Event until such time as the Company's right of redemption hereunder has expired."

12.	Section 23(c) of the Rights Agreement is hereby amended and
restated to read in its entirety as follows:

"(c)	In the event of a redemption of the Rights in
accordance with this Agreement, the Company may, at its option, discharge all of its obligations with respect to the Rights by (i) issuing a press release announcing the manner of redemption of the Rights in accordance with this Agreement and (ii) mailing payment of the Redemption Price to the registered holders of the Rights at their last addresses as they appear on the registry books of the Rights Agent or, prior to the Distribution Date, on the registry books of the Transfer Agent of the Common Shares, and upon such action, all outstanding Rights and Right
Certificates shall be null and void without any further action by the Company."

13.	Section 27 of the Rights Agreement is hereby amended and
restated to read in its entirety as follows:


"Section 27. Supplements and Amendments. Except as provided in the penultimate sentence of this Section 27, for so long as the Rights are then redeemable, the Company may, in its sole and absolute discretion, and the Rights
Agent shall, if the Company so directs, supplement or amend any provision of this Agreement in any respect without the approval of any holders of the Rights. At any time when the Rights are no longer redeemable, except as provided in the penultimate sentence of this Section 27, the Company may, and the Rights Agent shall, if the Company so directs, supplement or amend this Agreement without the approval of any holders of Rights in order (i) to cure any ambiguity or
(ii) to correct or supplement any provision contained herein which may be defective or inconsistent with any other provisions herein, provided that no such supplement or amendment shall adversely affect the interests of the holders of Rights as such (other than an Acquiring Person or an Affiliate or Associate of an Acquiring Person). Upon the delivery of a certificate from an appropriate officer of the Company which states that the proposed supplement or amendment is in compliance with the terms of this Section
27, the Rights Agent shall execute such supplement or amendment. Notwithstanding anything contained in this Agreement to the contrary, no supplement or amendment shall be made which changes the Redemption Price or the Final
Expiration Date. Prior to the Distribution Date, the interests of the holders of Rights shall be deemed coincident with the interests of the holders of Common
Stock."

14.	Section 31 of the Rights Agreement is hereby amended and
restated to read in its entirety as follows:

"Section 31. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated; provided, however, that notwithstanding anything in this Agreement to the contrary, if any such term, provision, covenant or restriction is held by such court or authority to be invalid, void or unenforceable and the Board determines in its good faith judgment that severing the invalid, void or unenforceable language from this Agreement would adversely affect the purpose or effect of this Agreement, the right of redemption set forth in Section 23 hereof shall be reinstated and shall not expire until the close of business on the tenth day following the date of such determination by the Board of Directors of the Company."

15.	The first sentence of the first paragraph of Exhibit B to
the Rights Agreement is hereby amended and restated to read as follows:


This certifies that                      , or registered
assigns, is the registered owner of the number of Rights set forth above, each of which entitles the owner thereof, subject to the terms, provisions and conditions of the Rights Agreement, dated as of July 11, 1997, and as amended as of October 27, 1999 (the "Rights Agreement"), between
INSO Corporation, a Delaware corporation (the "Company"), and State Street Bank & Trust Company (the "Rights Agent"), to purchase from the Company after the Distribution Date
(as such term is defined on the Rights Agreement) and at any time prior to 5:00 p.m. (Boston time) on July 24, 2007 at the office of the Rights Agent designated for such pur-pose, or its successors as Rights Agent, one one-thousandth of a fully paid, non-assessable share of Series A Junior
Participating Preferred Stock (the "Preferred Stock") of the Company, $.01 par value per share, at a purchase price of $145 in cash per one one-thousandth of a share (the
"Purchase Price"), upon presentation and surrender of this Rights Certificate with the Form of Election to Purchase and related Certificate duly executed.

16.	Exhibit C to the Rights Agreement ("Exhibit C") is hereby
amended and restated to read in its entirety as follows:

	"SUMMARY OF RIGHTS TO PURCHASE
	PREFERRED STOCK

On July 11, 1997, the Board of Directors of INSO
Corporation (the "Company"), declared a dividend of one preferred stock purchase right (a "Right") for each outstanding share of the Company's Common Stock to stockholders of record at the close of business on July 24, 1997 (the "Record Date"). Each Right entitles the registered holder to purchase from the Company a unit consisting of one one-thousandth of a share (a "Unit") of Series A Junior Participating Preferred Stock, $.01 par value per share (the "Preferred Stock"), at a purchase price of $145 in cash per Unit (the "Purchase Price"), subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement dated as of July
11, 1997, and as amended as of October 27, 1999 (the
"Rights Agreement"), between the Company and State Street
Bank & Trust Company, as Rights Agent.


Initially, the Rights will be attached to all Common
Stock certificates representing shares then outstanding, and no separate Rights Certificates will be distributed.
The Rights will separate from the Common Stock and a Distribution Date will occur upon the earlier of (i) 10 business days (or such later date as may be determined by the Board of Directors of the Company) following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 20% or more of the outstanding shares of Common Stock (the
"Stock Acquisition Date"), or (ii) 10 business days (or such later date as may be determined by the Board of Directors of the Company) following the commencement of a tender offer or exchange offer that would result in a person or group beneficially owning 30% or more of such outstanding shares of Common Stock. Until the Distribution
Date (or earlier redemption or expiration of the rights),
(i) the Rights will be evidenced by the Common Stock certificates and will be transferred with and only with such Common Stock certificates, (ii) new Common Stock certificates issued after the Record Date will contain a notation incorporating the Rights Agreement by reference and (iii) the surrender for transfer of any certificates for Common Stock outstanding, even without such notation, will also constitute the transfer of the Rights associated with the Common Stock represented by such certificate.

Houghton Mifflin Company shall not be deemed to be an "Acquiring Person" unless Houghton Mifflin Company becomes after the close of business on the Record Date the beneficial owner of more than the Grandfathered Percentage of the shares of Common Stock then outstanding (other than as a result of an acquisition of Common Stock by the Company which, by reducing the number of shares of Common
Stock outstanding, increases the proportionate number of shares of Common Stock beneficially owned by Houghton
Mifflin Company). "Grandfathered Percentage" shall mean, with respect to Houghton Mifflin Company, the percentage of the outstanding shares of Common Stock that Houghton
Mifflin Company beneficially owns as of the close of business on the Record Date plus an additional five percentage points; provided, that, in the event Houghton
Mifflin Company shall sell, transfer, or otherwise dispose of any outstanding shares of Common Stock after the close of business on the Record Date, the Grandfathered
Percentage shall, subsequent to such sale, transfer or disposition, mean the lesser of (i) the Grandfathered
Percentage as in effect immediately prior to such sale, transfer or disposition or (ii) the percentage of outstanding shares of Common Stock that Houghton Mifflin
Company beneficially owns immediately following such sale, transfer or disposition plus an additional five percentage points. No Person (other than Houghton Mifflin Company) shall be deemed to be the "beneficial owner" of shares of Common Stock that are issuable upon the exchange or redemption of the 6% Exchangeable Notes due 1999 of Houghton Mifflin Company (known as the "Stock Appreciation
Income Linked Securities" or "SAILS") until such shares are issued upon such exchange or redemption.

The Rights are not exercisable until the Distribution
Date and will expire upon the earliest of the close of business on July 24, 2007 (the "Final Expiration Date") or the redemption or exchange of the Rights as described below.

As soon as practicable after the Distribution Date, separate certificates evidencing the Rights ("Rights
Certificates") will be mailed to holders of record of the Common Stock as of the close of business on the Distribution Date and, thereafter, such separate Rights
Certificates alone will represent the Rights.


In the event that any Person becomes an Acquiring
Person, then, promptly following the first occurrence of
such event, proper provision shall be made so that each
holder of a Right (except as provided below and in
Section 7(e) of the Rights Agreement) shall thereafter have
the right to receive, upon exercise thereof at the then
current Purchase Price, in lieu of a number of one one-
thousandths of a share of Preferred Stock, such number of
shares of Common Stock of the Company that equals the
result obtained by (x) multiplying the then current
Purchase Price by the then number of one one-thousandths of
a share of Preferred Stock for which a Right is then
exercisable, and (y) dividing that product by 50% of the
current market price per share of Common Stock on the date
of such first occurrence.   Notwithstanding any of the
foregoing, following the occurrence of the event set forth in this paragraph, all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person will be null and void. The event summarized in this paragraph is referred to as "Section 11(a)(ii) Event."

In the event that, at any time after any Person becomes an Acquiring Person, (i) the Company is acquired in certain merger or other business combination transactions in which the Company is not the surviving corporation or its Common Stock is changed or exchanged, or (ii) 50% or more of the Company's assets or earning power is sold or transferred, each holder of a Right (except Rights which previously have been voided as set forth above) shall thereafter have the right to receive, upon exercise, that number of shares of common stock of the acquiring company which equals the exercise price of the Right divided by one-half of the current market price of such common stock at the date of the occurrence of the event. The events summarized in this paragraph are referred to as "Section 13
Events." A Section 11(a)(ii) Event and Section 13 Events are collectively referred to as "Triggering Events."

At any time after the occurrence of a
Section 11(a)(ii) Event, subject to certain conditions, the Board of Directors of the Company may exchange the Rights
(other than Rights owned by such Acquiring Person which have become void), in whole or in part, at an exchange ratio of one share of Common Stock, or one one-thousandth of a share of Preferred Stock (or of a share of a class or series of the Company's preferred stock having equivalent rights, preferences and privileges), per Right (subject to adjustment).


The Purchase Price payable, and the number of Units of Preferred Stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Preferred Stock, (ii) if holders of the Preferred Stock are granted certain rights or warrants to subscribe for Preferred Stock or convertible securities at less than the then-current market price of the Preferred Stock, or (iii) upon the distribution to holders of the Preferred Stock of evidences of indebtedness or assets (excluding regular periodic cash dividends paid out of earnings or retained earnings) or of subscription rights or warrants (other than those referred to above).

The number of Rights associated with each share of Common Stock is also subject to adjustment in the event of a stock split of the Common Stock or a stock dividend on the Common Stock payable in Common Stock or subdivisions, consolidations or combinations of the Common Stock occurring, in any such case, prior to the Distribution
Date.

Preferred Stock purchasable upon exercise of the Rights will not be redeemable. Each share of Preferred
Stock will be entitled to a minimum preferential quarterly dividend payment of $10 per share and will be entitled to an aggregate dividend of 1000 times the dividend declared per share of Common Stock. In the event of liquidation, the holders of the Preferred Stock will be entitled to a minimum preferential liquidation payment of $1000 per share and will be entitled to an aggregate payment of 1000 times the payment made per share of Common Stock. Each share of Preferred Stock will have 1000 votes, voting together with the Common Stock. In the event of any merger, consolidation or other transaction in which Common Stock is exchanged, each share of Preferred Stock will be entitled to receive 1000 times the amount received per share of Common Stock. These rights are protected by customary antidilution provisions.

Because of the nature of the Preferred Stock's dividend, liquidation and voting rights, the value of one one-thousandth of a share of Preferred Stock purchasable upon exercise of each Right should approximate the value of one share of Common Stock.

With certain exceptions, no adjustment in the Purchase
Price will be required until cumulative adjustments amount to at least 1% of the Purchase Price. No fractional Units will be issued and, in lieu thereof, an adjustment in cash will be made based on the market price of the Preferred
Stock on the last trading date prior to the date of exercise.

At any time prior to the earlier of (i) the Distribution Date, or (ii) the Final Expiration Date, the
Company may redeem the Rights in whole, but not in part, at a price of $.01 per Right (the "Redemption Price"), payable in cash, shares of Common Stock or any other form of consideration, or any combination of the foregoing, deemed appropriate by the Board of Directors of the Company.
Immediately upon the action of the Board of Directors ordering redemption of the Rights, the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.


Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends. While the distribution of the Rights will not be taxable to stockholders or to the Company, stockholders may, depending upon the circumstances, recognize taxable income in the event that the Rights become exercisable for Common Stock (or other consideration) of the Company or for common stock of the acquiring company as set forth above.

Subject to certain exceptions, any of the provisions of the Rights Agreement may be amended by the Board of Directors of the Company prior to such time as the Rights are no longer redeemable.

A copy of the original Rights Agreement has been filed with the Securities and Exchange Commission as an Exhibit to the Company's Current Report on Form 8-K dated July 11,
1997. A copy of Amendment No. 1 to the Rights Agreement has been filed with the Securities and Exchange Commission as an Exhibit to the Company's Current Report on Form 8-K dated October 27, 1999. A copy of the Rights Agreement and of Amendment No. 1 thereto are available free of charge from the Company. This summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement, as amended, which is incorporated herein by reference."

17.	Except as amended hereby, the Rights Agreement shall remain
unchanged and shall remain in full force and effect.

18.	This Amendment may be executed in any number of
counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

	[signatures on following page]


IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective duly authorized representatives as of the date first above written.

INSO CORPORATION



By:  /s/ Jonathan Levitt
Name:  Jonathan Levitt
Title:  Vice President, General
Counsel and Secretary


STATE STREET BANK & TRUST COMPANY


By: /s/ Charles Rossi
Name:   Charles Rossi
Title:  President